UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2017

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 27, 2017, Impax Laboratories, Inc. (the “Company”) entered into Amendment No. 1 by and among the Company, Royal Bank of Canada, as administrative agent for the lender parties and the lenders party thereto (the “Amendment”) to that certain Credit Agreement, dated as of August 4, 2015 and as amended and restated as of August 3, 2016 among the Company, as borrower, Royal Bank of Canada, as administrative agent and collateral agent, the lenders party thereto, and the other agents and parties party thereto (the “Credit Agreement”).
The Amendment amends the Credit Agreement to, among other items, replace the total net leverage ratio financial covenant with a new senior secured net leverage ratio financial covenant and interest coverage ratio covenant. Pursuant to the Amendment, the Company must not permit its senior secured net leverage ratio to exceed 2.50:1.00 and the interest coverage ratio to be less than 3.00:1.00, in each case in any 12-month period, as tested at the end of each fiscal quarter.
The foregoing is a brief description of the terms and conditions of the Amendment that are material to the Company. This description is not intended to be complete and is qualified in its entirety by reference to the Amendment, which the Company will file with the Securities and Exchange Commission in its quarterly report on Form 10-Q for the first quarter ended March 31, 2017.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2017		IMPAX LABORATORIES, INC.
	By:	/s/ Bryan M. Reasons
	Name:	Bryan M. Reasons
	Title:	Senior Vice President, Finance and Chief Financial Officer